EXHIBIT 99.4


                                 TVI CORPORATION

             DIRECTOR OPTION TO PURCHASE SHARES OF TVI COMMON STOCK


Option Certificate Number: [_________]                  Grant Date:  ___________

         TVI Corporation (the "Company") pursuant to its Amended and Restated 1998 Incentive Stock Option Plan (the "Plan"), hereby grants to [_________], a Company director (the "Director") a non-qualified stock option (the "Option"), to purchase twenty-five thousand (25,000) shares of its Common Stock. This Option is subject to all of the terms and conditions as set forth herein and in the Plan, which is incorporated herein by reference. Any capitalized term used herein not defined shall have the same meaning as under the Plan.

1. Exercise. The exercise price (the "Exercise Price") of the Option is ___________ ($__) per share, which equals the fair market value of the Company Common Stock as of the above Grant Date. The Option may be exercised only by cash and only for whole shares of Common Stock. This Option is transferable to the fullest extent permitted by the Plan and applicable law. The Exercise Form is attached hereto for the Director's convenience.

2. Vesting; Term. This Option will vest and become exercisable immediately upon the earlier of: (i) the first anniversary of the Grant Date; or (ii) the 2004 Annual Meeting of TVI stockholders; provided that, the Director remains a member of the Company's Board of Directors at all times prior to such date. The term of the Option commences on the Grant Date and expires upon the fifth (5th) anniversary thereof. Notwithstanding the foregoing, any valid but unvested option or portion thereof shall immediately vest upon any "change in control" of the Company, as such term may be defined from time to time in the sole and absolute discretion of the Company's Board of Directors, so long as Director remains a member of the Company's Board of Directors on the date of said change in control.

3. Restricted Shares. All shares to be acquired upon exercise of the Option are restricted, in that the shares have not been registered under the Securities Act of 1933, and thus may not be sold or transferred unless subsequently registered under the Act or an exemption from such registration is available. At time of Option exercise, the Director may be required to provide a written statement acknowledging that the shares are being acquired for investment purposes and not for resale and other related securities law matters.

4. Adjustments. As set forth in the Plan, this Option is protected from dilution resulting from certain changes in capitalization of the Company, including reorganization, merger, or recapitalization. In the event of a reverse split of the Common Stock, the Option will be reduced in the same ratio or percentage as the split. Similarly, the Option will be increased proportionately for forward splits or stock dividends.



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         IN WITNESS WHEREOF,  the following  corporate  officer hereunto set his hand and seal as of the date herein before written.




                                                     ___________________________
                                                     XXX
                                                     President


         The undersigned Director acknowledges receipt of, and understands and agrees to, this Option and the Plan. Director further acknowledges that as of the Grant Date, this Award Notice and the Plan set forth the entire understanding between Director and the Company regarding the acquisition of Common Stock and supersedes all prior oral and written agreements on that subject. In the event of any discrepancy between the terms of this Option and the Plan, the term of the Plan shall control for all purposes.


AGREED TO AND ACCEPTED:




Dated:______________________, 20__

              AMENDED AND RESTATED 1998 INCENTIVE STOCK OPTION PLAN


                        NON-QUALIFIED STOCK EXERCISE FORM



TVI Corporation
7100 Holladay Tyler Road
Glenn Dale, MD  20769

                                                                ________________
                                                                     (date)
Gentlemen:

         I hereby exercise this date the following Stock Option or Options:

         Option Number               Number of Shares           Exercise Price
         _____________________   _____________________   _____________________
         _____________________   _____________________   _____________________
         _____________________   _____________________   _____________________



         My Option Certificates and payment for the full amount due in cash or a certified cashier's check or other payment in accordance with the Grant Notice are attached. Please issue the shares at your earliest convenience. The name or names to be on the stock certificates and the address and Social Security number or addresses and Social Security numbers of such person or persons are as follows:

Name:_____________________          Social Security Number:_____________________


Address: ____________________________________________________________
         City                        State                   Zip Code

         I certify that these shares are being acquired for my own account as an investment, and not with a view to, or for sale in connection with, the distribution of such shares. I agree that I will make no transfer of these shares except in compliance with rules and regulations of the Securities Act of 1933 or other applicable law. I understand that the shares to be issued to me have not been registered under the Securities Act of 1933, and thus may not be sold or transferred unless subsequently registered under the Act or an exemption from such registration is available. The certificates representing the shares will bear a restrictive legend to this effect.

         I certify that I have provided for any required federal, state, local and foreign withholding tax either through existing payroll deductions or estimated tax payments, and that no withholding tax should be collected by the Company for this transaction. Nevertheless, I hereby otherwise agree to make adequate provision for any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company, if any, which arise in connection with the Option.

                                                  ______________________________
                                                       (Director signature)